Notice To Holders
Of Restricted Stock Units

under the

Hman Group Holdings Inc.
2014 Equity Incentive Plan

July 15, 2021

As you know, HMAN Group Holdings Inc. (“HMAN”) entered into an agreement to consummate a business combination with Landcadia Holdings III, Inc. (“Landcadia”) (the “Merger”), which occurred on July 14, 2021 (the “Closing Date”). Following the Merger and in connection with the business combination, Landcadia became the direct parent company of HMAN and was renamed Hillman Solutions Corp. (“New Hillman”). Shares of Class A common stock of New Hillman (“New Hillman Shares”) are publicly traded on The Nasdaq Capital Market.

You are receiving this notice because you held outstanding restricted stock units in respect of HMAN (“HMAN Shares”) pursuant to a Restricted Stock Unit Award Agreement between you and HMAN (your “Award Agreement”). This notice is to advise you that immediately prior to the Closing Date, the HMAN Group Holdings Inc. 2014 Equity Incentive Plan (as amended from time to time, the “Plan”) and your outstanding restricted stock units (your “Old RSUs”) were assumed by New Hillman and your Old RSUs were automatically modified into restricted stock units (your “New Hillman RSUs”) in respect of New Hillman Shares, as follows, with no action required on your part.

•The number of New Hillman Shares underlying your New Hillman RSUs is equal to (i) the number of HMAN Shares outstanding under your Old RSUs on the Closing Date multiplied by (ii) the Exchange Ratio (defined below), rounded up to the nearest whole share.
•The Exchange Ratio is equal to 164.825:1, and was obtained by dividing the per share price of HMAN Shares ($1,648.25) by the per share price of New Hillman Shares in the Merger ($10.00).

Using the Exchange Ratio to convert your Old RSUs ensures that the value of your Old RSUs as of immediately prior to the Merger is equal to the value immediately following their assumption by New Hillman and conversion into New Hillman RSUs.

You will be able to see the number of New Hillman Shares underlying your New Hillman RSUs by accessing your [Redacted] account. Instructions for accessing your [Redacted] account will be sent to you by [Redacted].
Please note the following with respect to the terms of your New Hillman RSUs:
•Any references to HMAN or to “the Company” in the Plan or your Award Agreement (or below) will instead refer to New Hillman. Any references to HMAN Shares or to “the common stock” of HMAN will instead refer to New Hillman Shares.

•Your New Hillman RSUs will continue to vest in accordance with the terms set forth in your Award Agreement. As a reminder, your New Hillman RSUs vest 100% on the third anniversary of the date of grant, subject to your continued employment with, or service to, the Company or its subsidiaries through the applicable anniversary date.

•Following its assumption by New Hillman on the Closing Date, the Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of New Hillman in accordance with the administrative provisions of the New Hillman 2021 Equity Incentive Plan, including those related to the authority of the Committee to administer awards, to determine the impact of certain events relating to New Hillman or to New Hillman Shares on awards, and to specify how payment of the tax withholding and other obligations with respect to awards will be satisfied.

Except as described above, your New Hillman RSUs are subject to the same general terms and conditions as were applicable to your Old RSUs immediately prior to the Closing Date. If there is a conflict between the terms described in this notice and the Plan or the applicable Award Agreement, except as expressly described above, the terms of the Plan or the Award Agreement will control.

    If you have questions, please feel free to send them to stock.administration@hillmangroup.com.
94834092_2

    Please sign below to acknowledge your receipt of and agreement with the terms of this notice, and return to [Redacted] at [Redacted] by July 30, 2021.

Date: _________________	Sign Name: Print Name:

94834092_2